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                                                                    Exhibit 99.1

                 MARTHA STEWART LIVING OMNIMEDIA, INC. BOARD OF
                   DIRECTORS NAMES CHARLES KOPPELMAN CHAIRMAN

                     Thomas Siekman Appointed Lead Director

New York, New York, June 17, 2005 -- Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that Charles Koppelman, Vice Chairman and consultant to MSLO, has been named Chairman of the Board, succeeding Thomas C. Siekman, who has been named Lead Director.

"MSLO is a remarkably vital company with abundant opportunities for the future, and I am honored to serve as Chairman," stated Mr. Koppelman. "Susan Lyne is an incredibly talented business executive with a clear vision for MSLO. I am eager to continue our productive and collaborative working relationship, and to help Martha Stewart and MSLO's management team grow the business and create long-term shareholder value."

Mr. Koppelman added: "We all thank Tom for his contributions to MSLO during this period. His expertise and wise perspective have been highly beneficial to the Board and the company. I look forward to working with him in his new position as Lead Director."

Stated Susan Lyne, MSLO President, Chief Executive Officer and a Director: "In his capacity as a consultant to MSLO and Vice Chairman of the Board, Charles has developed a keen understanding of the company and its businesses. I am delighted that he has agreed to serve as Chairman, and look forward to working with him even more closely. Charles has already made significant contributions to our business development and strategic planning. I know that his experience and good counsel will help drive our momentum going forward."

Ms. Lyne continued, "I want to add my thanks to Tom, who gave up many weeks at home to offer valuable guidance and support during a critical year for the company."

Stated Martha Stewart: "As Founder of this company, I have been greatly impressed with Charles' extensive background and expertise in branding, licensing, and corporate positioning. His work these past months with Susan Lyne has given the company a broader, renewed focus on business development and strategic issues. This has lifted morale for all of us who care about MSLO. I am pleased he has been selected to chair our board. Charles will take over a position that has been well managed by Tom. Everyone at MSLO is grateful to both for their service."

Mr. Koppelman will continue to serve as a consultant to MSLO, addressing strategic business opportunities. As Lead Director, Mr. Siekman will preside over all meetings of the independent directors of the Board.

In addition to his on-going role at MSLO, Mr. Koppelman serves as Chairman and Chief Executive Officer of CAK Entertainment Co., a music and entertainment business. From 1990 to


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1994, he served first as Chairman and Chief Executive Officer of EMI Music
Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman was also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to May 2004.

The make-up of MSLO's board remains the same. Existing board member Michael Goldstein, former CEO and Chairman of the Board of Toys "R" Us, Inc, will lead MSLO's Compensation committee. Bradley E. Singer, Chief Financial Officer and Treasurer of American Tower Corporation, remains head of MSLO's Audit committee, while Mr. Siekman, formerly Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP and former Senior Vice President and General Counsel of Compaq Computer Corporation, remains head of the Governance and Nominating committee. MSLO's other board members are Rick Boyko, Managing Director of the Virginia Commonwealth University Adcenter and former Co-President and Chief Creative Officer of Ogilvy & Mather, and Wenda Harris Millard, Chief Sales Officer of Yahoo! Inc.

MSLO has recently announced a number of important strategic business transactions and executive management hires. In April, MSLO teamed with SIRIUS Satellite Radio in an exclusive four-year agreement to create and launch a Martha Stewart-branded satellite radio channel. The channel, the first of its kind, will provide original programming specifically designed for women listeners and their families, 24-hours-a-day, seven days-a-week. In the same month, MSLO announced an exclusive multi-year agreement with Warner Home Video, Inc. to create a new line of home video releases based on MSLO's extensive television programming library due to launch by fourth quarter 2005. In April, MSLO named Cyndi Stivers, formerly president and editorial director of Time Out New York, an Executive Vice President focusing on new business development; she is currently spear-heading the Sirius radio launch. Last month, MSLO named former President and Chief Operating Officer of Kate Spade, Inc., Robin Marino, to oversee the company's merchandising business segment, managing the company's current merchandising programs and developing new opportunities in the lifestyle category.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original "how-to" information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Television, Merchandising, and Internet/Direct Commerce. Martha Stewart Living Omnimedia, Inc. is listed on the New York Stock Exchange under the ticker symbol MSO.

We have included in this press release certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as "may," "will," "should," "could", "expects," "intends," "plans," "anticipates," "believes," "estimates," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company's actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart by consumers, advertisers and business partners; an adverse resolution to the pending SEC enforcement proceeding against Ms. Stewart arising from her personal sale of non-Company stock; adverse resolution of some or all of the Company's ongoing litigation; downturns in national and/or local economies; shifts in our business strategies; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in


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government regulations affecting the Company's industries. Certain of these and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, especially under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations", which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.


CONTACT:
Investors: Howard Hochhauser, VP Finance and Investor Relations of Martha Stewart Living Omnimedia, Inc., +1-212-827-8530

Media: Elizabeth Estroff, AVP, Corporate Communications of Martha Stewart Living Omnimedia, Inc., 212-827-8281.


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